Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Legg Mason Partners Equity Funds (formerly Smith Barney Equity Funds):

We consent to the use of our report, incorporated herein by reference, dated March 31, 2006, for Legg Mason Partners Social Awareness Fund (formerly Smith Barney Social Awareness Fund), a series of Legg Mason Partners Equity Funds, as of January 31, 2006 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                          /s/ KPMG LLP


New York, New York
May 25, 2006